UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Chimera Investment Corporation
(Name of Registrant as Specified In Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No. :

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held October 23, 2014

To the Stockholders of Chimera Investment Corporation:

We will hold the annual meeting of the stockholders of Chimera on October 23, 2014, at 3:00 p.m., New York time, at the Warwick Hotel, 65 West 54th Street, New York, New York 10019, to consider and vote on the following proposals:

●	To elect three Class I directors to serve until our annual meeting of stockholders in 2017 and until his or her successor is duly elected and qualified;
●	To elect two Class II directors to serve until our annual meeting of stockholders in 2015 and until his or her successor is duly elected and qualified;
●	To elect two Class III directors to serve until our annual meeting of stockholders in 2016 and until his or her successor is duly elected and qualified;
●	To approve a non-binding advisory resolution on our executive compensation;
●	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014; and
●	To transact such other business as may properly come before our annual meeting or any adjournment or postponement thereof.

Only our common stockholders of record at the close of business on August 28, 2014, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements of it.

Your vote is very important.  Please exercise your right to vote.

If you attend the annual meeting in person, you will need to present your admission ticket, or an account statement showing your ownership of our common stock as of the record date, and valid government issued photo identification. The indicated portion of your proxy card or voter instruction card will serve as your admission ticket.

Our board of directors recommends that you vote:

●	“FOR” the election of each of the nominees as directors;
●	“FOR” approval of the non-binding advisory resolution on executive compensation; and
●	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

By order of the board of directors,

Secretary

September 10, 2014

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting October 23, 2014.
Our Proxy Statement and 2013 Annual Report to Stockholders are available at www.proxyvote.com.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING	1
WHERE YOU CAN FIND MORE INFORMATION	5
PROPOSAL 1 ELECTION OF DIRECTORS	6
Class I Directors	7
Class II Directors	8
Class III Directors	8
CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES	10
MANAGEMENT	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA	16
EXECUTIVE OFFICERS AND COMPENSATION	18
Named Executive Officers	18
Compensation Discussion and Analysis	18
EQUITY COMPENSATION PLAN INFORMATION	23
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	23
COMPENSATION OF DIRECTORS	24
Director Compensation	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
REPORT OF THE AUDIT COMMITTEE	28
PROPOSAL 2 APPROVAL OF A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	29
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
Relationship with Independent Registered Public Accounting Firm	30
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	31
ACCESS TO FORM 10-K	31
STOCKHOLDER PROPOSALS	31
OTHER MATTERS	31

i

1211 AVENUE OF THE AMERICAS, SUITE 2902
NEW YORK, NEW YORK 10036
______________________

2014 ANNUAL MEETING OF STOCKHOLDERS
______________________

PROXY STATEMENT

Chimera Investment Corporation (“Chimera”, “we”, “our” or “us”) is furnishing this proxy statement in connection with our solicitation of proxies to be voted at our 2014 annual meeting of stockholders. We will hold the annual meeting at the Warwick Hotel, 65 West 54th Street, New York, New York 10019, on October 23, 2014 at 3:00 p.m. New York time, and any postponements or adjournments thereof.  We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about September 10, 2014.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:	(1)	Election of directors as follows

●	Election of three Class I directors, Paul Donlin, Mark Abrams and Gerard Creagh, to serve until our annual meeting of stockholders in 2017 and until his or her successor is duly elected and qualified;

●	Election of two Class II directors, Dennis M. Mahoney and Paul A. Keenan, to serve until our annual meeting of stockholders in 2015 and until his or her successor is duly elected and qualified;

●	Election of two Class III directors, John P. Reilly and Matthew Lambiase, to serve until our annual meeting of stockholders in 2016 and until his or her successor is duly elected and qualified;

(2)	Approval of a non-binding advisory resolution on our executive compensation; and

(3)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

Q:	How does the board of directors recommend that I vote on these proposals?

A:	Our board of directors recommends that you vote:

(1)	“FOR” the election of each of the nominees as directors;

(2)	“FOR” approval of the non-binding advisory resolution on executive compensation; and

(3)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

Q:	Who is entitled to vote at the meeting?

A:	Only common stockholders of record as of the close of business on August 28, 2014, the record date, are entitled to vote at the meeting.

Q:	What quorum is required for the meeting?

A:
A quorum will be present at the annual meeting if a majority of the votes entitled to be cast are present, in person or by proxy.  Since there were 1,027,559,175 outstanding shares of common stock, each entitled to one vote per share, as of the record date, we will need at least 513,779,588 votes present in person or by proxy at the annual meeting for a quorum to exist.  If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies.

Q:	What are the voting requirements that apply to the proposals discussed in this proxy statement?

A:	The voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Allowed?
(1)Election of directors	Majority on a per director basis	No
(2)Advisory vote on our executive compensation	Majority of votes cast	No
(3)Ratification of the appointment of Ernst & Young LLP	Majority of votes cast	Yes

“Majority of votes cast” means a majority of the votes cast at the annual meeting on the proposal.

“Majority on a per director basis” means the affirmative vote of a majority of all the votes cast on the election of a director on a per director basis at a meeting of stockholders duly called and which a quorum is present shall be sufficient to elect such director.

Q:	What is the effect of abstentions and broker “non-votes”?

A:
An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote.  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Discretionary voting occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange permit such bank, broker, or other holder of record to vote.  When banks, brokers, and other holders of record are not permitted under the New York Stock Exchange rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.”  Broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Abstentions and broker non-votes, if any, will have no effect on the election of the directors (Proposal No. 1), the advisory vote on our executive compensation (Proposal No. 2) or the ratification of the appointment of Ernst & Young LLP (Proposal No. 3).

Q:	How will my shares be voted if I do not specify how they should be voted?

A:	Properly executed proxies that do not contain voting instructions will be voted as follows:

(1)	Proposal No. 1: FOR the election of directors;

(2)	Proposal No. 2: FOR the advisory vote on our executive compensation; and

(3)	Proposal No. 3: FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

The individuals named as proxies by a stockholder may vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposals described above will be brought before the annual meeting.  If, however, other matters are properly presented at the annual meeting, the individuals named as proxies will vote in their discretion.

Q:	What do I do if I want to change my vote?

A:
You may revoke a proxy at any time before it is voted by filing with us a duly executed revocation of proxy, by submitting a duly executed proxy to us with a later date or by appearing at the annual meeting and voting in person.  You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy.  Attendance at the annual meeting without voting will not itself revoke a proxy.

Q:	How will voting on any other business be conducted?

A:
Other than the three proposals described in this proxy statement, we know of no other business to be considered at the annual meeting.  If any other matters are properly presented at the meeting, your signed proxy card authorizes Matthew Lambiase, our Chief Executive Officer and President, and Rob Colligan, our Chief Financial Officer and Secretary, to vote on those matters in their discretion.

Q:	Who will count the vote?

A:	Representatives of Broadridge Financial Solutions, Inc., the independent Inspector of Elections, will count the votes.

Q:	Who can attend the annual meeting?

A:
All stockholders of record as of the close of business on August 28, 2014 can attend the annual meeting, although seating is limited.  If your shares are held through a broker and you would like to attend, please either (1) write us at Investor Relations, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email us at investor@chimerareit.com, or (2) bring to the meeting a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker).

In addition, you must bring valid, government issued photo identification, such as a driver’s license or a passport.  If you plan to attend, please check the box on your proxy card and return it as directed on the proxy card.  In addition, if you are a record holder of common stock, your name is subject to verification against the list of our record holders on the record date prior to being admitted to the annual meeting.  If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, or similar evidence of ownership.  If you do not provide valid government issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Security measures will be in place at the meeting to help ensure the safety of attendees.  Metal detectors similar to those used in airports may be located at the entrance to the auditorium and briefcases, handbags and packages may be inspected.  No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting.  Anyone who refuses to comply with these requirements will not be admitted.

Q:	How will we solicit proxies for the annual meeting?

A:
We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders.  We will pay the expenses incurred in connection with the printing and mailing of this proxy statement.  In addition to solicitation by mail, our directors and officers and employees of our subsidiaries and Fixed Income Discount Advisory Company (our “Manager”), who will not be specially compensated, may solicit proxies from our stockholders by telephone, facsimile or other electronic means or in person.  Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses.  We will bear the total cost of soliciting proxies.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in the solicitation of proxies in connection with the annual meeting.  We will pay Innisfree a fee of $12,500 for its services.  In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us.  In addition to the fees paid to Innisfree, we will pay all other costs of soliciting proxies.

Stockholders have the option to vote over the internet or by telephone.  Please be aware that if you vote over the internet, you may incur costs such as telephone and access charges for which you will be responsible.

Q:	What is “Householding” and does Chimera do this?

A:
Householding is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other intermediary, unless one or more of these stockholders notifies the company, bank, broker or other intermediary that they wish to continue to receive individual copies.  We engage in this practice, which is known as “householding,” as it reduces our printing and postage costs.  However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, Attention: Investor Relations, by emailing us at investor@chimerareit.com, or by calling us at (646) 454-3759, and we will promptly deliver to the stockholder the requested annual report or proxy statement.  If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner.  If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.  If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Q:	Could the Annual Meeting be postponed or adjourned?

A:	Our bylaws permit the chairman of the meeting to postpone or adjourn the meeting, without notice other than an announcement.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Chimera Investment Corporation 1211 Avenue of the Americas Suite 2902 New York, NY 10036 Phone: (646) 454-3759 Facsimile: (212) 696-9809 Email: investor@chimerareit.com Attention: Investor Relations

Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C.  20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

Our website is www.chimerareit.com. We make available on this website under “Investor Relations - SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

PROPOSAL 1 ELECTION OF DIRECTORS

At the annual meeting, the stockholders will vote to elect three class I directors, two class II directors and two class III directors.

We have three classes of directors.  The term of the current class I directors (comprised of Messrs. Donlin, Abrams and Creagh) will expire at our annual meeting of stockholders; the term of the class II directors (comprised of Messrs. Mahoney and Keenan) was to expire at our 2012 annual meeting of stockholders; and the term of the class III directors (comprised of Messrs. Lambiase and Reilly) was to expire at our 2013 annual meeting of stockholders.  Because we did not hold a 2012 or 2013 annual meeting of stockholders, class II and class III directors were not elected in 2012 and 2013, respectively, and accordingly, class II and class III directors will be elected at this annual meeting of stockholders.

Our board of directors currently consists of seven directors.  Mathew Lambiase was previously classified as a class II director; however, our Board has reclassified Mr. Lambiase as a class III director.

Our class I directors to be elected at the annual meeting will serve until our annual meeting of stockholders in 2017, and until their successors are duly elected and qualify.  Our class II directors to be elected at the annual meeting will serve until our annual meeting of stockholders in 2015, and until their successors are duly elected and qualify.  Our class III directors to be elected at the annual meeting will serve until our annual meeting of stockholders in 2016, and until their successors are duly elected and qualify.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PAUL DONLIN, MARK ABRAMS AND GERARD CREAGH AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2017 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFY. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR DENNIS M. MAHONEY AND PAUL A. KEENAN AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2015 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFY.  OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTHEW LAMBIASE AND JOHN P. REILLY AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2016 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFY.  THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE YOUR PROXY IN FAVOR OF THESE NOMINEES UNLESS YOU INSTRUCT YOUR PROXY TO WITHOLD ACTION AS TO ONE OR MORE OF THE NOMINEES.

Set forth below are the names and certain biographical information on each of our nominees for our class I directors, class II directors and class III directors.

Name	Class	Age	Independent	Director Since	Committee Memberships
Paul Donlin	I	53	Yes	November 2007	Audit Compensation Nominating and Corporate Governance (Chair)
Mark Abrams	I	65	Yes	November 2007	Audit Compensation Nominating and Corporate Governance
Gerard Creagh	I	56	Yes	April 2010	Audit Compensation Nominating and Corporate Governance
Paul A. Keenan	II	47	Yes	November 2007	Audit Compensation (Chair) Nominating and Corporate Governance
Dennis M. Mahoney	II	72	Yes	April 2010	Audit (Chair) Compensation Nominating and Corporate Governance
John P. Reilly	III	66	Yes	April 2010	Audit Compensation Nominating and Corporate Governance
Matthew Lambiase	III	48	No	August 2007	None

Class I Directors

Paul Donlin was appointed as one of our Class I Directors and our Nonexecutive Chairman of the Board of Directors on November 15, 2007.  Mr. Donlin left Citigroup in 2007, after a career that spanned 21 years.  For the previous 10 years at Citigroup, Mr. Donlin was in the securitization business, with his most recent position being the Head of Global Securitization in the Global Securitized Markets Business within Fixed Income.  Earlier in his career at Citigroup, Mr. Donlin managed the Structured Finance and Advisory Unit of Citigroup’s Private Bank.  None of the corporations or organization that have employed Mr. Donlin during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Donlin has an M.B.A. from Harvard University and a Bachelor’s Degree from Georgetown University.

The Board believes that Mr. Donlin’s qualifications include, among other things, his significant experience in the residential mortgage-backed securities market from his years of management and oversight of securitization activities and his expertise in financial matters.

Mark Abrams was appointed as one of our Class I Directors on November 15, 2007.  Mr. Abrams served as Chief Investment Officer of the Presidential Life Insurance Company from November 2003 to December 2012 and as Executive Vice President from 2005 to December 2012.  He was Senior Vice President of the Presidential Life Insurance Company from 2001 to 2005, and before that, Mr. Abrams served as Vice President of the Presidential Life Insurance Company since October 1994.  None of the corporations or organizations that have employed Mr. Abrams during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Abrams has a Bachelor’s Degree from Hobart College.

The Board believes that Mr. Abrams’s qualifications include, among other things, his experience as a chief investment officer and his prior executive experience with other companies.

Gerard Creagh was appointed as one of our Class I Directors effective as of April 1, 2010 to fill a newly created directorship on the board of directors.  Since May 2011, Mr. Creagh has served as a Managing Partner at CVC Advisers LLC, a financial consulting firm.  From September 2005 through April 2010, Mr. Creagh served as the President and a member of the Board of Directors of Duff & Phelps Corporation.  From September 2005 to September 2007, Mr. Creagh served as President of Duff & Phelps Acquisitions, LLC.  Prior to its merger with Duff & Phelps in September 2005, Mr. Creagh served as executive managing director of Standard & Poor’s Corporate Value Consulting practice.  Mr. Creagh joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services practice leader.  Mr. Creagh previously served as the U.S. leader for the Valuation Practice of Coopers & Lybrand.  None of the corporations or organizations that have employed Mr. Creagh during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Creagh has a Bachelor’s Degree and Master’s Degree in mechanical engineering from Manhattan College and has an M.B.A. in finance from New York University’s Leonard N. Stern School of Business.

The Board believes that Mr. Creagh’s qualifications include, among other things, his experience in the oversight of risk management policies and procedures, his significant background as a lead corporate executive and his prior board experience with other companies.

Class II Directors

Paul A. Keenan was appointed as one of our Class II Directors on November 15, 2007.  Mr. Keenan has been a partner in the law firm of Kelley Drye and Warren LLP since 2002 and specializes in real estate finance.  None of the corporations or organizations that have employed Mr. Keenan during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Keenan has a J.D. from Seton Hall University and a Bachelor’s Degree from Rutgers, the State University of New Jersey.

The Board believes that Mr. Keenan’s qualifications include, among other things, his experience as a law firm partner specializing in real estate finance and his knowledge of the real estate finance industry.

Dennis M. Mahoney was appointed as one of our Class II Directors effective as of April 1, 2010 to fill a newly created directorship on the board of directors.  Before retiring in 2007, Mr. Mahoney was Senior Vice President of Columbia Bank and was responsible for the development and expansion of alternative investment products.  Prior to joining Columbia Bank in 1994, Mr. Mahoney was Executive Vice President and Chief Operating Officer of First Atlantic Savings.  Mr. Mahoney joined First Atlantic Savings in 1988 from Carteret Savings Bank where he was Executive Vice President, Treasurer.  None of the corporations or organizations that have employed Mr. Mahoney during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Mahoney received a Bachelor’s Degree in Economics and Business Administration from Roanoke College.

The Board believes that Mr. Mahoney’s qualifications include, among other things, his significant knowledge of the banking and investment industry and his experience as an executive in the financial services industry.

Class III Directors

Matthew Lambiase has served as our President and Chief Executive Officer, and one of our directors since August 2007.  He joined our Manager and its parent, Annaly Capital Management, Inc., (“Annaly”) in June 2004 and is a Managing Director.  Before joining these companies, Mr. Lambiase was a Director in Fixed Income Sales at Nomura Securities International, Inc.  Over his 11 year employment at Nomura, Mr. Lambiase was responsible for the distribution of commercial and residential mortgage-backed securities to a wide variety of institutional investors.  Mr. Lambiase also held positions at Bear, Stearns & Company as Vice President in Institutional Fixed Income Sales and as a mortgage analyst in the Financial Analytics and Structured Transaction Group.  Mr. Lambiase has been during the past five years and is currently employed at Annaly and our Manager.  Mr. Lambiase has a Bachelor’s Degree in Economics from the University of Dayton.

The Board believes that Mr. Lambiase’s qualifications include, among other things, his significant industry knowledge and experience and his current position as our Chief Executive Officer and President provides him with knowledge of our long term strategy and operations.

John P. Reilly was appointed as one of our Class III Directors effective as of April 1, 2010 to fill a newly created directorship on the board of directors.  Mr. Reilly co-founded and until June 2014 was President and Chief Executive Officer of Keltic Financial Services, LLC (“Keltic”), a finance company providing asset based loans to medium size companies.  Upon the acquisition of Keltic by Ares Management, L.P. (“Ares”), Mr. Reilly became a Partner in the Direct Lending Group of Ares.  Prior to founding Keltic Financial Services, LLC, in 1999, Mr. Reilly spent 22 years at Citicorp in various senior executive positions in the Leverage Lending, Capital Markets, Corporate Finance and Private Banking Businesses.  Since 2001, Mr. Reilly has served as a director of Scan Source, Inc. None of the corporations or organizations that have employed Mr. Reilly during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Reilly has an M.B.A. from Fairleigh Dickinson University, Teaneck, New Jersey, and a Bachelor’s Degree from King’s College, Wilkes-Barre, Pennsylvania.

The Board believes that Mr. Reilly’s qualifications include, among other things, his knowledge of the finance industry and prior experience as a director of another company.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES

Corporate Governance

We believe that we have implemented applicable corporate governance policies and observe good corporate governance procedures and practices.  We have adopted a number of written policies, including corporate governance guidelines, code of business conduct and ethics, and charters for our audit committee, compensation committee and nominating and corporate governance committee.

Board Oversight of Risk

The board of directors is responsible for overseeing our risk management practices and committees of the board of directors assist it in fulfilling this responsibility.

As required by its charter, the audit committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management. At least annually, the audit committee reviews with management our risk management program which identifies and quantifies a broad spectrum of enterprise-wide risks, and related action plans.  In 2013, our full board of directors participated in this review and discussion and expects to continue this practice as part of its role in the oversight of our risk management practices.  In addition, our Manager’s employees report to the audit committee on various matters related to our risk exposures on a regular basis or more frequently if appropriate.  At their discretion, members of the board of directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings.

Our board of directors reviewed with the compensation committee its compensation policies and practices applicable to our Manager that could affect our assessment of risk and risk management.  Following such review, our board of directors determined that our compensation policies and practices, pursuant to which we pay no cash compensation to our Manager’s employees since they are compensated by our Manager, do not create risks that are reasonably likely to have a material adverse effect on us.  Our board of directors also considered that while we may grant our Manager’s employees equity awards, such grants align their interests with our interests and do not create risks that are reasonably likely to have a material adverse effect on us.  As part of its risk assessment and management activities going forward, our compensation committee also determined that our compensation committee would undertake an annual review of our compensation policies and practices as they relate to risk, the results of which will be shared with our full board of directors.

Board Leadership Structure

We have separated the roles of principal executive officer and chairman of the board.  Our principal executive officer is Matthew Lambiase, who is our Chief Executive Officer, President and a Director.  Our chairman of the board of directors is Paul Donlin, who is an independent director.  The board of directors believes this allocation of responsibilities between these two positions provides for dynamic board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Independence of Our Directors

New York Stock Exchange rules require that at least a majority of our directors be independent of our company and management.  The rules also require that our board of directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent.  We have adopted independence standards consistent with New York Stock Exchange rules.  Our board of directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management.  Our board of directors, based upon the fact that none of our independent directors have any material relationships with us other than as directors and holders of our common stock, affirmatively determined that six of our directors are independent directors under New York Stock Exchange rules.  Our independent directors are Mark Abrams, Gerard Creagh, Paul Donlin, Paul A. Keenan, Dennis M. Mahoney and John P. Reilly.  Matthew Lambiase is not considered independent because he is an employee of our Manager.

Board Committees and Charters

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business.   This code is applicable to all our named executive officers and directors, as well as to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf.

We have adopted a Code of Business Conduct and Ethics within the meaning of Item 406(b) of Regulation S-K.  This Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer and principal accounting officer.  This Code of Business Conduct and Ethics is publicly available on our website at www.chimerareit.com.   If we make substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, we intend to disclose these events on our website.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines which, in conjunction with the charters and key practices of our board committees, provide the framework for the governance of our company.

Other Charters

Our compensation committee, audit committee and nominating and corporate governance committee have also adopted written charters which govern their conduct.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Compensation Committee Charter, Audit Committee Charter and Nominating and Corporate Governance Committee Charter are available on our website (www.chimerareit.com).  We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

Hedging Policy

We have a policy prohibiting all directors, officers and all employees of our subsidiaries as well as our Manager from engaging in any hedging transactions with respect to our equity securities held by them, which includes the purchase of any financial instrument (including forward contracts and zero cost collars) designed to hedge or offset any decrease in the market value of such equity securities.

Compensation Committee

Our board of directors has established a compensation committee, which is composed of each of our independent directors, Messrs. Abrams, Creagh, Donlin, Keenan, Mahoney and Reilly.  Mr. Keenan chairs the compensation committee, whose principal functions are to:

●	evaluate the performance of our officers;
●	evaluate the performance of our Manager;
●	review the compensation and fees payable to our Manager under our management agreement;
●	recommend to the board of directors the compensation for our independent directors; and
●	administer the issuance of any securities under our equity incentive plan to our executives or the employees of our Manager.

Our board of directors has determined that all of the directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules.

For additional information on the compensation committee, please see “Compensation Committee Report” below.

Audit Committee

Our board of directors has established an audit committee, which is composed of each of our independent directors, Messrs. Abrams, Creagh, Donlin, Keenan, Mahoney and Reilly.  Mr. Mahoney chairs the audit committee as our board of directors has determined that Mr. Mahoney is an audit committee financial expert, as that term is defined by the SEC.  Each of the members of the audit committee is “financially literate” under the rules of the NYSE.  The committee assists the board in overseeing:

●	our accounting and financial reporting processes;
●	the integrity and audits of our consolidated financial statements;
●	our compliance with legal and regulatory requirements;
●	the qualifications and independence of our independent registered public accounting firm; and
●	the performance of our independent registered public accounting firm.
The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Our board of directors has determined that all of the directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules.  The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, which is composed of each of our independent directors, Messrs. Abrams, Creagh, Donlin, Keenan, Mahoney and Reilly.  Mr. Donlin chairs the nominating and corporate governance committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders.  It also periodically prepares and submits to the board for adoption the nominating and corporate governance committee’s selection criteria for director nominees.  It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board.  In addition, the nominating and corporate governance committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Our board of directors has determined that all of the directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules.

Our nominating and corporate governance committee currently considers the following factors in making its recommendations to the board of directors:  background, skills, expertise, accessibility and availability to serve effectively on the board of directors.  Our nominating and corporate governance committee also conducts inquiries into the background and qualifications of potential candidates.  Although the nominating and corporate governance committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the board of directors.  Additionally, the committee believes that it is critical to have a board of directors with diverse backgrounds in various areas as this contributes to our success and is in the best interests of our stockholders.  The nominating and corporate governance committee will consider nominees recommended by our stockholders.  These recommendations should be submitted in writing to our Secretary.

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, our nominating and corporate governance committee considers various potential candidates for director.  Candidates may come to the attention of our nominating and corporate governance committee through current members of our board of directors, professional search firms, stockholders or other persons.  These candidates are evaluated at regular or special meetings of our nominating and corporate governance committee, and may be considered at any point during the year.  As described above, our nominating and corporate governance committee considers properly submitted stockholder nominations for candidates for the board of directors.  Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our nominating and corporate governance committee at a regularly scheduled or special meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our nominating and corporate governance committee. Our nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.  In evaluating such nominations, our nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Board and Committee Meetings

Our board of directors held twenty eight meetings in 2013.  During 2013, the compensation committee held two meetings, the audit committee held seventeen meetings, and the nominating and corporate governance committee held three meetings.  Each director attended at least 75% of the aggregate number of meetings held by our board of directors during the portion of the last fiscal year for which he was a director.  Each director attended at least 75% of the aggregate number of meetings of all committees of the board of directors on which the director served during the portion of the last fiscal year for which he was a committee member.

Meetings of Non-Management Directors

Our corporate governance guidelines require that the board have at least two regularly scheduled meetings each year for our non-management directors.  These meetings, which are designed to promote unfettered discussions among our non-management directors, are presided over by Paul Donlin or Mark Abrams. During 2013, our non-management directors had five meetings.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the board of directors, committees of the board of directors, the non-management directors and individual directors by mailing those communications to:

Chimera Investment Corporation
[Applicable Addressee*]
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (646) 454-3759
Facsimile: (212) 696-9809
Email: investor@chimerareit.com
Attention: Investor Relations

*           Audit Committee of the Board of Directors
*           Compensation Committee of the Board of Directors
*           Nominating and Corporate Governance Committee of the Board of Directors
*           Non-Management Directors
*           Name of individual director

These communications are sent by us directly to the specified addressee.

We require each member of the board of directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director.

MANAGEMENT

The following sets forth certain information with respect to our executive officers:

Name	Age	Title
Matthew Lambiase	48	Chief Executive Officer, President and Director
Robert Colligan	43	Chief Financial Officer and Secretary
Mohit Marria	36	Chief Investment Officer
William B. Dyer	67	Head of Underwriting

Biographical information on Mr. Lambiase is provided above. Certain biographical information for Mr. Colligan, Mr. Marria and Mr. Dyer is set forth below.

Robert Colligan is our Chief Financial Officer and Secretary.  Before joining FIDAC as a Managing Director in May 2013, Mr. Colligan was the Controller at Starwood Capital Group for the previous five years.  Prior to Starwood Capital Group, from 2002 to 2008 Mr. Colligan was a Managing Director at Bear Stearns and from 1999 to 2002 a Vice President at Merrill Lynch in financial reporting, strategy and investor relations roles. Mr. Colligan began his career at PricewaterhouseCoopers where from 1993 to 1999 he had roles in both audit and national tax. He has a Bachelor’s Degree in Accounting from Villanova University, a Master’s Degree in Taxation from George Washington University and is a Certified Public Accountant.

Mohit Marria is our Chief Investment Officer.  Mr. Marria joined FIDAC in August 2005 and is a Managing Director.  While at FIDAC, Mr. Marria has had responsibility for the development and implementation of Chimera’s trading strategies in residential mortgage-backed securities, residential mortgage loans and its derivatives portfolio.  He has been a member of the investment team since Chimera’s inception.  Mr. Marria joined FIDAC from American International Group (AIG).  Prior to working at AIG, Mr. Marria worked at Metropolitan Life Insurance Company.  Mr. Marria earned a Bachelor’s Degree in Finance and an M.B.A., each from the Rutgers University.

William B. Dyer is our Head of Underwriting.  Mr. Dyer joined FIDAC in August 2007 and is a Director.  Before joining FIDAC, Mr. Dyer was Vice President, Credit Risk Management for PHH Mortgage Corporation from 1997 where his responsibilities included supervision of the Credit Solutions Department.  Mr. Dyer was Vice President at the Fixed-Income Division of Nomura Asset Capital Corporation from 1994 to 1997, where he managed deal-related activities critical for the securitization or sale of the mortgage loans.  Mr. Dyer has an M.B.A. from St. John’s University and a Bachelor’s Degree from St. Francis College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA

The following table sets forth certain information relating to the beneficial ownership of our common stock by (i) each of our named executive officers and directors, (ii) all of our executive officers and directors as a group, and (iii) all persons that we know beneficially own more than 5% of our outstanding common stock.  Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, as amended.  Except as otherwise indicated, the information is as of August 28, 2014 and, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.  Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.  Except as otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Matthew Lambiase(1)	625,000	*
Robert Colligan	30,000	*
Mohit Marria(2)	174,089	*
William B. Dyer(3)	114,649	*
Mark Abrams	112,032	*
Gerard Creagh	228,170	*
Paul Donlin(4)	654,137	*
Paul A. Keenan	186,652	*
Dennis M. Mahoney	81,307	*
John P. Reilly(5)	130,927	*
A. Alexandra Denahan(6)	65,166	*
All Directors and Officers As a Group (11 persons)	2,402,129	*
Leon G. Cooperman(7)	77,886,720	7.6%
Vanguard Group Inc.(8)	56,775,946	5.5%
BlackRock, Inc.(9)	55,259,856	5.4%
Thornburg Investment Management Inc.(10)	61,360,859	6.0%
Credit Suisse AG(11)	55,069,189	5.4%

* Less than 1 percent.
(1)
Mr. Lambiase, our Chief Executive Officer, President and one of our directors, is the beneficial owner of 90,000 shares of restricted common stock issued under our equity incentive plan which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008. Includes 60,750 shares of restricted common stock that have vested as of August 15, 2014; 2,250 shares of restricted common stock that will vest within 60 days after August 15, 2014; and 27,000 shares which vest more than 60 days after August 15, 2014. Includes 43,000 shares of common stock held by Mr. Lambiase in a 401(k) plan.

(2)
Mr. Marria, our Chief Investment Officer, is the beneficial owner of 20,000 shares of restricted common stock issued under our equity incentive plan which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008. Includes 13,500 shares of restricted common stock that have vested as of August 15, 2014; 500 shares of restricted common stock that will vest within 60 days after August 15, 2014; and 6,000 shares which vest more than 60 days after August 15, 2014. Includes 54,055 shares of common stock held by Mr. Marria in a 401(k) plan.

(3)
Mr. Dyer, our Head of Underwriting, is the beneficial owner of 70,000 shares of restricted common stock issued under our equity incentive plan which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008. Includes 47,250 shares of restricted common stock that have vested as of August 15, 2014; 1,750 shares of restricted common stock that will vest within 60 days after August 15, 2014; and 21,000 shares which vest more than 60 days after August 15, 2014.

(4)	Includes 20,000 shares of common stock held by Mr. Donlin in a Family Trust.
(5)	Includes 14,500 shares of common stock held by members of Mr. Reilly's immediate family.
(6)	Ms. Denahan resigned as our former Chief Financial Officer and Secretary effective May 16, 2013. Her ownership is reported as of May 15, 2014.
(7)
The address for the stockholder is 11431 W. Palmetto Park Road, Boca Raton, FL 33428. The shares shown as beneficially owned by Leon G. Cooperman reflect shares owned on his own behalf and on behalf of the following entities: Omega Capital Partners, L.P.; Omega Capital Investors, L.P.; Omega Equity Investors, L.P.; Omega Credit Opportunities Fund, Ltd. L.P.; Omega Overseas Partners, Ltd.; a limited number of institutional clients advised by Omega Advisors, Inc.; Toby Cooperman; The Leon and Toby Cooperman Family Foundation; The Cooperman Family Fund for a Jewish Future; Michael S. Cooperman; The Michael S. Cooperman WRA Trust; and Asher Silvin Cooperman. Mr. Cooperman has sole voting power over 54,259,815 shares beneficially owned by him, has shared voting power over 23,626,905 shares beneficially owned by him, has sole dispositive power over 54,259,815 shares beneficially owned by him, and has shared dispositive power over 23,626,905 shares beneficially owned by him. Based solely on information contained in a Schedule 13D filed by Mr. Cooperman on February 24, 2014.

(8)
The address for the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. The shares shown as beneficially owned by The Vanguard Group, Inc. reflect shares owned on its own behalf and on behalf of the following entities: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. has sole voting power over 637,652 shares, has shared voting power over 0 shares, has sole dispositive power over 56,205,994 shares, and has shared dispositive power over 569,952 shares. Based solely on information contained in a Schedule 13G filed by Vanguard Group Inc. on February 12, 2014.

(9)
The address for this stockholder is 40 East 52nd Street, New York, NY 10022. The shares shown as beneficially owned by BlackRock, Inc. reflect shares owned on its own behalf and on behalf of the following subsidiaries: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Fund Management Ireland Limited; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC. BlackRock, Inc. reported beneficially owning 55,259,856 shares of common stock with the sole power to vote or to direct the vote of 51,237,802 shares of common stock, the shared power to vote or to direct the vote of zero shares of common stock, the sole power to dispose or to direct the disposition of 55,259,856 shares of common stock and the shared power to dispose or to direct the disposition of zero shares of common stock. Based solely on information contained in a Schedule 13G/A filed by BlackRock Inc. on January 28, 2014.

(10)
The address for this stockholder is 2300 North Ridgetop Road Santa Fe, NM 87506. Thornburg Investment Management Inc. reported beneficially owning shares of common stock with the sole power to vote or to direct the vote of 61,360,859 shares of common stock, the shared power to vote or to direct the vote of zero shares of common stock, the sole power to dispose or to direct the disposition of 61,360,859 shares of common stock and the shared power to dispose or to direct the disposition of zero shares of common stock. Based solely on information contained in a Schedule 13G/A filed by Thornburg Investment Management Inc. on January 21, 2014.

(11)
The address for this stockholder is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland. Credit Suisse AG, a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking Division and the Alternative Investments business and U.S. private client services business within the Private Banking and Wealth Management Division reported beneficially owning shares of common stock with the sole power to vote or to direct the vote of zero shares of common stock, the shared power to vote or to direct the vote of 55,069,189 shares of common stock, the sole power to dispose or to direct the disposition of zero shares of common stock and the shared power to dispose or to direct the disposition of 55,069,189 shares of common stock. Based solely on information contained in a Schedule 13G filed by Credit Suisse AG on January 14, 2014.

EXECUTIVE OFFICERS AND COMPENSATION

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the individuals as required under item 402(a)(3) of Regulation S-K (“named executive officers”) and our executive officers generally.

Named Executive Officers
Our named executive officers at December 31, 2013 are:

Name	Age	Title
Matthew Lambiase	48	Chief Executive Officer, President and Director
Robert Colligan	43	Chief Financial Officer and Secretary
Mohit Marria	36	Chief Investment Officer
William B. Dyer	67	Head of Underwriting
A. Alexandra Denahan	44	Former Chief Financial Officer and Secretary

The names and biographical information for our current executive officers are set forth above under the heading “Executive Officers.”

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

We have no employees. We are externally managed by our Manager pursuant to a management agreement between our Manager and us. All of our named executive officers are employees of our Manager. We have not paid, and do not intend to pay, any cash compensation to our named executive officers.  We do not provide our named executive officers with pension benefits, perquisites or other personal benefits to them.  We have no arrangements to make cash payments to our named executive officers upon their termination from service as our officers.  While we do not pay our named executive officers any cash compensation, our compensation committee may grant our named executive officers equity awards intended to align their interests with our interests.

Cash and Other Compensation

Our named executive officers and other personnel who conduct our regular business are employees of our Manager. Accordingly, we do not pay or accrue any salaries or bonuses to our officers.

Equity-Based Compensation

Our compensation committee may, from time to time, grant equity awards in the form of restricted stock, stock options or other types of awards to our named executive officers pursuant to our equity incentive plan. These awards are designed to align the interests of our named executive officers with those of our stockholders, by allowing our named executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. These equity awards are generally subject to vesting requirements over a number of years, and are designed to promote the retention of management and to achieve strong performance for our company. These awards further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals.  We have not granted any equity awards to employees of our Manager since January 2, 2008.

We believe our compensation policies are particularly appropriate since we are an externally managed REIT.  REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends.  As a result, we believe that our stockholders are principally interested in receiving attractive risk-adjusted dividends and growth in dividends and book value.  Accordingly, we want to provide an incentive to our directors and management that rewards success in achieving these goals.  Since we do not have the ability to retain earnings, we believe that equity-based awards serve to align the interests of our Manager’s employees with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth.  Additionally, we believe that equity-based awards are consistent with our stockholders’ interest in dividend and book value growth as these individuals will be incentivized to grow book value and the dividend for stockholders over time.  We believe that this alignment of interests provides an incentive to our Manager’s employees to implement strategies that will enhance our long-term performance and promote growth in dividends and growth in book value.

Our equity incentive plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options.  The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant.  Our compensation committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.  Options become vested and exercisable in installments and the exercisability of options may be accelerated by the compensation committee.

Our equity incentive plan also permits the granting of shares of our common stock in the form of restricted common stock.  A restricted common stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant.  The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine.

We may also grant unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, under our equity incentive plan.  The compensation committee may also grant shares of our common stock, stock appreciation rights, dividend equivalent rights, and other stock and non-stock-based awards under the equity incentive plan.  These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain goals or continued employment with us through a specific period.  Each award under the plan may not be exercisable more than 10 years after the date of grant.

Our equity incentive plan provides that the compensation committee has the discretion to provide that all or any outstanding options and stock appreciation rights will become fully exercisable, all or any outstanding stock awards will become vested and transferable and all or any outstanding options and awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the equity incentive plan if there is a change in control of us.

Our compensation committee does not use a specific formula to calculate the number of equity awards and other rights awarded to executives under our equity incentive plan.  Our compensation committee does not explicitly set future award levels/opportunities on the basis of what the executives earned from prior awards. While the compensation committee will take past awards into account, it will not solely base future awards in view of those past awards.  Generally, in determining the specific amounts to be granted to an individual, the compensation committee will take into account factors such as the individual’s position, his or her contribution to our company, market practices as well as the recommendations of our Manager.

We have not and do not intend to either backdate stock options or grant stock options retroactively.  Presently, we do not have designated dates on which we grant stock option awards.  We do not intend to time stock options grants with our release of material nonpublic information for the purpose of affecting the value of executive compensation.

We have designed our compensation policy in an effort to provide the proper incentives to our Manager’s employees to maximize our performance in order to serve the best interests of our stockholders.  We seek to achieve this objective through the granting of restricted stock under our equity incentive plan.  Consistent with our view that this component of compensation is designed to provide long term incentives, we expect the restricted stock to vest in equal installments over four, five or ten year periods from the date of grant.  Consistent with the foregoing, all grants of restricted stock we made in 2008 have a vesting period of ten years.

Consideration of “Say-on-Pay”

The Compensation Committee considered the results of the advisory stockholder “say on pay vote” at our 2011 annual meeting of stockholders in making equity-based compensation decisions for 2011. Because our stockholders approved our equity-based compensation program as described in our 2011 proxy statement, the compensation committee believes that stockholders support our compensation policies. Therefore, the compensation committee continued to apply the same principles with regard to executive compensation in 2013.  We will conduct a “say on pay vote” at our next annual meeting of stockholders.

Compensation Policies and Practices as They Relate to Risk Management

We did not pay any compensation of any sort to our named executive officers and did not have any employees during the year ended December 31, 2013 and, therefore, our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  We pay our Manager a management fee that is a percentage of our stockholders’ equity.  This management fee is not tied to our performance and, as a result, we believe this management fee is not reasonably likely to have a material adverse effect on us.  We have designed our compensation policies and practices and the incentives established by the policies and practices, as such policies and practices relate to or affect risk taking by our Manager on our behalf, in a manner that we believe will not cause our Manager to seek to make higher risk investments as the compensation payable to our Manager avoids placing undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, to achieve higher management fees.  We have designed our compensation policy in an effort to provide the proper incentives to our Manager’s employees to maximize our performance in order to serve the best interests of our stockholders.  Our board of directors monitors our compensation policies and practices to determine whether its risk management objectives are being met with respect to incentivizing our Manager’s employees.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Paul A. Keenan, Chair
Mark Abrams
Gerard Creagh
Paul Donlin
Dennis M. Mahoney
John P. Reilly

Summary Compensation Table

We do not provide any of our executive officers with any cash compensation or bonus.  Nor do we provide any executive officers with pension benefits or nonqualified deferred compensation plans.  We granted shares of restricted stock to our named executive officers during the year ended December 31, 2008 but have not granted any restricted stock or option awards since such time.  We have not entered into any employment agreements with any persons, and are not obligated to make any cash payments upon termination of employment or a change in control of us.  We did not pay any compensation to our named executive officers during the three year period ended December 31, 2013.

Grants of Plan Based Awards in 2013

We did not grant any shares of restricted stock, options or other incentive compensation to our named executive officers during the year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of the end of 2013.

Stock Awards

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested($)(2)
Matthew Lambiase	36,000	$111,600
Robert Colligan	-	-
Mohit Marria	8,000	$24,800
William B. Dyer	35,000	$108,500
A. Alexandra Denahan	35,000	$108,500

• The columns for “Option Awards” have been omitted because they are not applicable.

(1)
Reflects a restricted stock award granted to the named executive officer on January 2, 2008, which vests in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning January 2, 2008.

(2)	Reflects fair value of unvested shares using December 31, 2013 closing price of $3.10.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to our named executive officers regarding stock vested during the calendar year 2013.

Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Matthew Lambiase	9,000	$26,775
Robert Colligan	-	-
Mohit Marria	1,500	$4,463
William B. Dyer	7,000	$20,825
A. Alexandra Denahan	7,000	$20,825

(1)	Reflects fair value of vested shares using closing price on date of vesting.

Pension Benefits
We do not provide any of our named executive officers with pension benefits.

Nonqualified Deferred Compensation

We do not provide any of our named executive officers with any nonqualified deferred compensation plans.

Potential Payments upon Termination of Employment

We do not have any employment agreements with any of our named executive officers and are not obligated to make any payments to them upon termination of employment.

Potential Post-Employment Payments and Payments on a Change in Control

None of our named executives has the right to terminate employment and receive severance payments from us and we are not required to make payments to an executive upon a change of control of us.   However, all unvested shares of restricted stock we have granted under our equity incentive plan will vest immediately upon the executive’s death.   The following table presents the potential value our named executive officers would be entitled to in connection with such vesting and assumes that the triggering event took place on December 31, 2013.

Stock Awards

Name	Benefit	Termination with Cause or Voluntary Termination	Termination without Cause or for Good Reason	Death or Disability(1)	Other Post Employment Obligations
Matthew Lambiase	Stock Vesting	-	-	$111,600	-
Robert Colligan	-	-	-	-	-
Mohit Marria	Stock Vesting	-	-	$24,800	-
William B. Dyer	Stock Vesting	-	-	$108,500	-
A. Alexandra Denahan	Stock Vesting	-	-	$108,500	-
(1)	We have valued the benefit based on the potential gain executives would have realized if the restricted stock had vested on December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

We have adopted an equity incentive plan to provide incentives to our independent directors, employees of our Manager and its affiliates, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel.

The following table provides information as of December 31, 2013, concerning shares of our common stock authorized for issuance under our existing equity incentive plan.

Plan Category	Number of Securites to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	-	-	38,387,568
Equity Compensation Plans Not Approved by Stockholders (1)	-	-	-
Total	-	-	38,387,568

(1) We do not have any equity plans that have bot been approved by our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following independent directors:  Messrs. Keenan (Chair), Abrams, Creagh, Donlin, Mahoney and Reilly.  None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a director.

COMPENSATION OF DIRECTORS

We compensate only those directors who are independent under the NYSE listing standards.  Any member of our board of directors who is also an employee of our Manager is not considered independent under the NYSE listing standards and does not receive additional compensation for serving on our board of directors.

During 2013, our Compensation Committee, together with FPL Associates L.P., a nationally-recognized compensation consulting firm (“FPL”), reviewed the components of the compensation arrangements offered to our independent directors.  As part of this process, our Compensation Committee considered, among other things, the duties and responsibilities associated with their positions and emerging trends and best practices in director compensation.

Based upon the recommendations of FPL and our Compensation Committees review of FPL’s analysis, our Compensation Committee determined to leave unchanged the compensation arrangements offered to our independent directors, which are:  (i) a cash retainer of $50,000 (which the independent directors may elect to receive shares of our common stock in lieu of cash), (ii) an annual equity grant of $50,000, (iii) an Audit Committee Chairperson retainer of $12,500 (iv) a retainer of $5,000 for each Chairperson of additional committee, and (v) to the extent the combined number of Board/committee meetings exceed 25 in a calendar year, an additional meeting fee of $750 for each meeting (with the same fee to apply for both in-person and telephonic meetings).

We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.  Our independent directors are eligible to receive restricted common stock, option and other stock-based awards under our equity incentive plan.

The Compensation Committee will, on an ongoing basis, continue to examine and assess our director compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate.

Director Compensation

The table below summarizes the compensation paid by us to our independent directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(2)	Total($)
Mark Abrams	$61,250	$50,000	$111,250
Gerard Creagh	$57,500	$50,000	$107,500
Paul Donlin	$65,500	$50,000	$115,500
Paul A. Keenan(1)	$58,250	$50,000	$108,250
Dennis M. Mahoney	$73,750	$50,000	$123,750
John P. Reilly	$58,250	$50,000	$108,250

(1)
Elected to receive common stock in lieu of cash payment for Board of Director fees earned during 2013.  The granting of such shares of common stock in lieu of cash payment was deferred until the Company became current in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(2)
For amounts under the column “Stock Awards,” we disclose the expenses associated with the award measured in dollars and calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us.

The Management Agreement

We entered into a management agreement with our Manager, which provided for an initial term through December 31, 2010 with an automatic one-year extension option and subject to certain termination rights.  Effective November 28, 2012, the management fee was reduced from 1.50% to 0.75% per annum of gross stockholders’ equity, which remained in effect until we were current on all of our filings required under applicable securities laws due to the restatement of our financial statements for the period covering 2008 through 2011.  As a result, for the year ended December 31, 2013 our Manager earned a management fee of $26.0 million.

We also paid our Manager $447 thousand, which was our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.  The amount also included expenses incurred in connection with the restatement of our financial statements for the period covering 2008 through 2011.

On August 8, 2014, the management agreement was amended and restated.  Effective August 8, 2014, the management fee was increased to 1.20% of gross stockholders’ equity.  In addition, our Manager agreed to pay us a one-time fee reduction of approximately $24 million, which equals a base management fee equal to 0.75% per annum of gross stockholders’ equity as if it were in effect from January 1, 2012 through November 27, 2012.

The agreement provides for a two year term ending August 7, 2016 and may be automatically renewed for two year terms at each anniversary date unless at least two-thirds of the independent directors or the holders of a majority of the outstanding shares of common stock (other than those held by Annaly Capital Management, Inc. (the parent of our Manager or “Annaly”)) elects not to renew the agreement in their sole discretion and for any or no reason.  Unless the management agreement is terminated for “cause” or our Manager terminates the management agreement, in the event that the management agreement is terminated or not renewed, we must pay our Manager a termination fee equal to two times the average annual management fee, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Our Manager will continue to provide services under the management agreement for a period not less than 180 days from the date we deliver the notice not to renew the management agreement.

We may also terminate the management agreement with 30 days’ prior notice from our board of directors, without payment of a termination fee, for cause or upon a change of control of our Manager or Annaly, each as defined in the management agreement.  Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act of 1940, as amended, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee.  Our Manager may also decline to renew the management agreement by providing us with 180-days’ written notice, in which case we would not be required to pay a termination fee.

The management agreement provides that our Manager will pay all past and future expenses that we and/or our audit committee incur to: (1) evaluate our accounting policy related to the application of GAAP to our Non-Agency RMBS portfolio (the “Evaluation”); (2) restate our financial statements for the period covering 2008 through 2011 as a result of the Evaluation (the “Restatement Filing”); and (3) investigate and evaluate any shareholder derivative demands arising from the Evaluation and/or the Restatement Filing (the “Investigation”); provided, however, that our Manager’s obligation to pay expenses applies only to expenses not paid by our insurers under our insurance policies.  Expenses shall include, without limitation, fees and costs incurred with respect to auditors, outside counsel, and consultants engaged by us and/or our audit committee for the Evaluation, Restatement Filing and the Investigation.

We are obligated to reimburse our Manager for costs incurred on our behalf under the management agreement.  In addition, the management agreement permits our Manager to require us to pay for our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses that our Manager incurred in connection with our operations.  These expenses are allocated between our Manager and us based on the ratio of our proportion of gross assets compared to the gross assets managed by our Manager as calculated at each quarter end.  We and our Manager will modify this allocation methodology, subject to the approval of our board of directors if the allocation becomes inequitable (i.e., if we become very highly leveraged compared to our Manager’s other funds and accounts).

Restricted Stock Grants

We granted 98,688 shares of stock to our independent directors during the year ended December 31, 2013 which vested immediately.  During the year ended December 31, 2013, approximately 140,000 shares of restricted stock we had awarded to our Manager’s employees during 2008 vested and 70,000 shares were forfeited.  At December 31, 2013 there are approximately 384,000 unvested shares of restricted stock issued to our Manager’s employees.

Clearing Fees

On March 1, 2011, we entered into an administrative services agreement with RCap Securities, Inc., or RCap.  We use RCap, a SEC registered broker-dealer and a wholly-owned subsidiary of Annaly, to clear trades for us and RCap is paid customary fees in return for such services.  RCap may also provide brokerage services to us from time to time.  For the year ended December 31, 2013, we paid RCap $145 thousand in clearing fees.

Other Relationships

Matthew Lambiase, our President and Chief Executive Officer, one of our directors and the Managing Director of our Manager, is the son of one of Annaly’s former directors, John A. Lambiase.  Annaly announced on January 30, 2014 that John A. Lambiase would not stand for re-election at Annaly’s annual meeting of shareholders on May 22, 2014 and his departure date was effective that day.  James Zurovchak, a Vice President of Annaly, is the son-in-law of Dennis Mahoney, one of our Directors.

Approval of Related Person Transactions

Our code of business conduct and ethics requires all of our personnel to be scrupulous in avoiding a conflict of interest with regard to our interests.  The code prohibits us from entering into a business relationship with an immediate family member or with a company that the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our board of directors.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us.  We review these questionnaires and, if we determine it is necessary, discuss any reported transactions with the entire board of directors.  We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis.  If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction.

In addition, we will not invest in any collateralized debt obligation or security structured or managed by our Manager or any of its affiliates unless the investment is approved in advance by a majority of our independent directors.

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors.  The members of the audit committee meet the independence and experience requirements of the New York Stock Exchange.  The board of directors has determined that Mr. Mahoney is the audit committee financial expert and is an independent director within the meaning of the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.  In 2013, the Committee met seventeen times.  The audit committee has adopted a written charter outlining the practices it follows.  A full text of our audit committee charter is available for viewing on our website at www.chimerareit.com.  Any changes in the charter or key practices will be reflected on our website.

In performing all of its functions, the audit committee acts only in an oversight capacity and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year-end.

The audit committee has reviewed and discussed our audited financial statements with management and with Ernst & Young LLP, or Ernst and Young, our independent auditors for 2013.

The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61.

The audit committee has received from Ernst & Young LLP the written statements required by PCAOB Rule No. 3526, “Communications with Audit Committees Concerning Independence,” and has discussed Ernst & Young LLP’s independence with Ernst & Young LLP, and has considered the compatibility of non-audit services with the auditor’s independence.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee has recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.  The audit committee also recommends the selection of Ernst & Young LLP to serve as independent public accountants for the year ending December 31, 2014.

The foregoing report has been furnished by the current members of the audit committee:

Dennis M. Mahoney, Chair
Mark Abrams
Gerard Creagh
Paul Donlin
Paul A. Keenan
John P. Reilly

PROPOSAL 2 APPROVAL OF A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, we are seeking an advisory vote on executive compensation matters.  The stockholder vote will not be binding on us or the board of directors, and it will not be construed as overruling any decision by us or the board of directors or creating or implying any change to, or additional, duties for us or the board of directors.

As described in detail under the heading “Executive Officers and Compensation” above, we are externally managed by our Manager pursuant to the management agreement between our manager and us.  Our named executive officers’ compensation was derived from the management fees we pay to our Manager.

While this vote is advisory and not binding on us, it will provide information to us and the compensation and nominating/corporate governance committees regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and governance committee will be able to consider when determining whether the management fee payable pursuant to the management agreement is appropriate.  Our Manager is responsible for paying all compensation expense associated with managing us and our subsidiaries.  We pay our Manager a management fee and our Manager uses the proceeds from the management fee to pay compensation to its officers and personnel, including our executive officers.  Our Manager will make all decisions relating to the compensation of our officers and personnel, including our executive officers, based on such factors as our Manager may determine are appropriate.

For these reasons, the board of directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and stockholders are asked to ratify the selection at the Annual Meeting.  We expect that representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If the appointment of Ernst & Young is not ratified, our audit committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2014.

Relationship with Independent Registered Public Accounting Firm

Expenses are generally accrued when services are provided.  The aggregate fees billed for 2013 and 2012 for each of the following categories of services are set forth below:

Audit Fees:  The aggregate fees incurred by Ernst & Young and Deloitte & Touche, LLP (who was our auditor from our inception until the year ended December 31, 2011) for audits and reviews of our 2013 financial statements were approximately $2.9 million and $25 thousand respectively.   We estimate that our Manager will reimburse the Company for approximately $1.4 million of the fees billed by Ernst & Young for 2013.  The aggregate fees incurred by Ernst & Young for the audit of the Company’s internal control over financial reporting were approximately $600 thousand for 2013.  The aggregate fees incurred by Ernst & Young for audits and reviews of our 2012 financial statements were approximately $3.5 million.   We estimate that our Manager will reimburse the Company for approximately $2.8 million of the fees billed by Ernst & Young for 2012.  The aggregate fees incurred by Ernst & Young for the audit of the Company’s internal control over financial reporting were approximately $570 thousand for 2012.

Audit-Related Fees:  No fees were billed by Ernst & Young for audit-related services during 2013 or 2012.

Tax Fees:  The aggregate fees billed by Ernst & Young for tax services for 2013 were $66 thousand.  The aggregate fees billed by Ernst & Young for tax services for 2012 were $66 thousand.

All Other Fees:  Ernst & Young did not perform any other kinds of services for us during 2013.  The aggregate fees billed by Ernst & Young for other services for 2012 were $99 thousand.  The other services billed in 2012 were related to advisory services provided by Ernst & Young in 2011 prior to Ernst & Young being appointed as our Independent Registered Public Accounting Firm.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm.  Specifically, the audit committee pre-approved the use of Ernst & Young for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we request Ernst & Young to undertake to provide assurance on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services which we would obtain from Ernst & Young, and required management to report the specific engagements to the audit committee on a quarterly basis, and also obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to Ernst & Young during the then current fiscal year.  Our audit committee approved the hiring of Ernst & Young to provide all of the services detailed above prior to Ernst & Young’s engagement.  None of the services related to the Audit-Related Fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2013, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis.

ACCESS TO FORM 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of August 28, 2014 a copy of our annual report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.  You should address your request to Investor Relations, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email your request to us at investor@chimerareit.com.

We make available on our website, www.chimerareit.com, under “Investor Relations/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

STOCKHOLDER PROPOSALS

Our 2015 annual meeting of stockholders is expected to be more than 30 days from the date of our 2014 annual meeting of stockholders.  Any stockholder intending to present a proposal at our 2015 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting pursuant to Proxy Rule 14a-8 must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 17, 2014.

In addition, pursuant to our current Bylaws, any stockholder proposal for consideration at the 2015 annual meeting submitted outside the processes of Rule 14a-8 of the Exchange Act, including any stockholder nominations for our Board of Directors, will be untimely unless it is received by us not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.  However, as noted above, we currently expect that our 2015 annual meeting will be held on a date more than 30 days prior to the 2014 annual meeting and, as such, please refer to the description of the advance notice requirements contained in our Bylaws under these circumstances.

Any such nomination or proposal should be sent to Secretary, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, NY 10036 and, to the extent applicable, must include the information required by our Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this proxy statement.

CHIMERA INVESTMENT CORPORATION.
ATTN: ROBERT COLLIGAN
1211 AVE. OF THE AMERICAS,
SUITE 2902
NEW YORK, NY 10036

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a Paul Donlin	☐	☐	☐
1b Mark Abrams	☐	☐	☐
1c Gerard Creagh	☐	☐	☐
1d Dennis M. Mahoney	☐	☐	☐
1e Paul A. Keenan	☐	☐	☐
1f John P. Reilly	☐	☐	☐
1g Matthew Lambiase	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. The proposal to approve a non-binding advisory resolution on executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2014 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Chimera Investment Corporation

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000218894_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CHIMERA INVESTMENT CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
October 23, 2014

Revoking all prior proxies, the undersigned hereby appoints Matthew Lambiase and Robert Colligan, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $.01 per share, of Chimera Investment Corporation (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Warwick Hotel, 65 West 54th Street, New York, New York 10019, commencing at 3:00 p.m., New York time, on Thursday October 23, 2014, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

Continued and to be signed on reverse side

0000218894_2 R1.0.0.51160